SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 28, 2011

INGRAM MICRO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12203	62-1644402
(State of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 E. St. Andrew Place

Santa Ana, CA 92705

(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2011, Ingram Micro Inc. (“Ingram Micro”) and certain of its subsidiaries entered into a credit agreement (the “Credit Agreement”) with The Bank of Nova Scotia, as administrative agent, Bank of America, N.A., BNP Paribas, The Royal Bank of Scotland PLC and Union Bank, N.A., as co-syndication agents, and various other lenders. The Credit Agreement provides for a five-year $750 million revolving senior unsecured credit facility which may be increased up to $1.00 billion, subject to certain conditions. The credit facility replaces Ingram Micro’s previous (i) $275 million revolving senior unsecured credit facility and (ii) $250 million senior secured term loan facility, which were both scheduled to mature on August 23, 2012.

The interest rate on the new revolving senior unsecured credit facility is based on LIBOR, plus a predetermined margin that is based on Ingram Micro’s debt ratings and leverage ratio. The Credit Agreement contains certain negative covenants, including restrictions on funded debt and interest coverage. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default. The new credit facility can also be used to support letters of credit in an aggregate amount up to $275 million.

The description of the provisions of the Credit Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On September 28, 2011, in connection with the execution and delivery of the new revolving senior unsecured credit facility discussed above, Ingram Micro terminated its $275 million revolving senior unsecured credit facility that was scheduled to mature on August 23, 2012 pursuant to a Credit Agreement dated August 23, 2007 (as amended, the “2007 Revolving Credit Agreement”) among Ingram Micro, certain of its subsidiaries, The Bank of Nova Scotia, as administrative agent, Bank of America, N.A., as syndication agent, and various other lenders. On September 28, 2011, Ingram Micro also repaid all outstanding principal and accrued interest, which totaled $225 million and $0.04 million, respectively, to terminate its $250 million senior unsecured term loan facility that was scheduled to mature on August 23, 2012 pursuant to a Credit Agreement dated July 17, 2008, as amended (the “2008 Term Credit Agreement”) among Ingram Micro, The Bank of Nova Scotia, as administrative agent, BNP Paribas and ABN AMRO Bank N.A., as co-syndication agents, and various other lenders.

In connection with the repayment and termination of the 2008 Term Credit Agreement, Ingram Micro also terminated an interest rate swap agreement relating to $175 million of principal amount of the 2008 Term Credit Agreement, the effect of which was to convert the variable LIBOR-based interest rate under the 2008 Term Credit Agreement to a fixed rate of approximately 5%. Ingram Micro recognized a loss of $5.5 million as a result of such termination of the interest rate swap agreement.

The description of the provisions of the 2007 Revolving Credit Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in (i) the 2007 Revolving Credit Agreement, which is filed as Exhibit 10.1 to Ingram Micro’s Form 8-K filed on August 24, 2007 and (ii) Amendment No.1 to the 2007 Revolving Credit Agreement, which is filed as Exhibit 10.2 to Ingram Micro’s Form 8-K filed on July 21, 2008, each of which is incorporated into this Item 1.02 by reference.

The description of the provisions of the 2008 Term Credit Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the 2008 Term Credit Agreement, which is filed as Exhibit 10.1 to Ingram Micro’s Form 8-K filed on July 21, 2008 and incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of September 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ William D. Humes
Name:	William D. Humes
Title:	Senior Executive Vice President and Chief Financial Officer

Date: September 29, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of September 28, 2011